Exhibit 10.1

2019 and 2020 Executive Officer Compensation Arrangements

The compensation for the executive officers of Cerus Corporation regarding annual base salaries and target bonus percentages were as follows:

Name	2019 Annual Base Salary as of March 1	2019 Targeted Bonus (paid in 2020)	2020 Annual Base Salary as of March 1	2020 Targeted Bonus (to be paid in 2021)
William M. Greenman President and Chief Executive Officer	$650,000	65%	$675,000	65%
Kevin D. Green VP, Finance and Chief Financial Officer	$409,336	45%	$429,803	45%
Richard J. Benjamin Chief Medical Officer	$429,698	45%	$444,737	45%
Laurence M. Corash, M.D. Chief Scientific Officer	$441,537	45%	$445,953	45%
Vivek Jayaraman Chief Operating Officer	$434,805	50%	$478,286	50%
Chrystal N. Menard Chief Legal Officer and General Counsel	$402,436	45%	$416,522	45%
Carol Moore Senior Vice President, Regulatory Affairs and Quality	$367,427	45%	$380,287	45%